Exhibit 21

Subsidiary Information for The Mosaic Company

Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
MOS Holdings Inc.	Delaware
Mosaic Canada Crop Nutrition, LP	Manitoba
Mosaic Canada ULC	Nova Scotia
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Esterhazy B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Fertilizantes do Brasil Ltda.	Brazil
Mosaic Fertilizer, LLC	Delaware
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Global Holdings Inc.	Delaware
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Global Operations Inc.	Delaware
Mosaic Potash Carlsbad Inc.	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Potash B.V.	Netherlands
Mosaic USA Holdings Inc.	Delaware
MosCo Luxembourg S.à.r.l.	Luxembourg
Phosphate Acquisition Partners LP.	Delaware
PRP-GP LLC	Delaware
The Vigoro Corporation	Delaware
CASA2 LLC	Delaware